JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of First Foundation Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Canyon Capital Advisors LLC

By:	/s/ Doug Anderson
Doug Anderson, Chief Compliance Officer
Date:	November 3, 2025

Joshua S. Friedman

By:	/s/ Joshua S. Friedman
Joshua S. Friedman
Date:	November 3, 2025

Mitchell R. Julis

By:	/s/ Mitchell R. Julis
Mitchell R. Julis
Date:	November 3, 2025